Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Beazer Homes Announces Increased and Extended

$750 Million Revolving Credit Facility

ATLANTA, August 22, 2005 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) announced that it has entered into a new credit facility increasing and extending its existing revolving credit facility. The new $750 million credit arrangement, which matures in August 2009, represents an increase of $200 million compared to the replaced $550 million facility. The facility contains an accordion feature under which the aggregate commitment may be increased up to $1 billion, subject to the availability of additional commitments.

The new facility is led by JP Morgan Chase Bank, N.A. as Administrative Agent, BNP Paribas, Guaranty Bank and Wachovia Bank as Syndication Agents, The Royal Bank of Scotland plc as Documentation Agent, Citicorp North America, Inc., SunTrust Bank and Washington Mutual Bank, FA as Managing Agents, and Comerica Bank, PNC Bank, National Association and UBS Loan Finance LLC as Co-Agents. JP Morgan Securities Inc., acted as Lead Arranger and Sole Bookrunner. Nine other banks participate in the facility.

“Our new revolving credit facility will allow Beazer Homes to capitalize on the considerable opportunities available to it by enhancing the liquidity needed to further our strategic growth initiatives,” said James O’Leary, Executive Vice President and Chief Financial Officer. “We greatly appreciate the support and confidence of our bank syndicate, as evidenced by the increased size, extended maturity, and improved pricing of this new facility.  We are also pleased to welcome several new lenders into our bank group. Their commitment to Beazer Homes illustrates their confidence in our company and its strategy.”

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers. Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, potential liability as a result of construction defect, product liability and warranty claims, the possibility that the company’s improvement plan for the Midwest and strategies to broaden target price points and lessen dependence on the entry-level segment in certain markets will not achieve desired results, and other factors described in the company’s Form S-3/A filed with the Securities and

Exchange Commission on August 17, 2004, Annual Report on Form 10-K for the year ended September 30, 2004 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3764
lkratcos@beazer.com